Exhibit 14a





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-100131 of Lincoln Benefit Life Variable Life Account of Lincoln Benefit Life Company on Form N-6 of our report dated February 20, 2002 relating to the financial statements and the related financial statement schedule of Lincoln Benefit Life Company, and our report dated March 8, 2002 relating to the financial statements of Lincoln Benefit Life Variable Life Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Lincoln Benefit Life Variable Life Account), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Chicago, Illinois
December 16, 2002